FOR IMMEDIATE RELEASE

Middlesex Water Company ANNOUNCES

QUARTERLY CASH DIVIDEND

ISELIN, NJ April 24, 2013 -- Middlesex Water Company (NASDAQ: MSEX) today announced that its Board of Directors declared a quarterly cash dividend of $0.1875 per common share payable on June 3, 2013, for shareholders of record as of May 15, 2013. The Company has paid cash dividends in varying amounts continually since 1912 and has increased its dividend for 40 consecutive years.

The Middlesex Water Company Annual Meeting will be held Tuesday, May 21st at 11:00 a.m. at the Company’s headquarters in Iselin, New Jersey.

For information regarding Middlesex Water Company including information about the Company's Dividend Reinvestment and Common Stock Purchase Plan for new and existing investors and a Plan Prospectus, visit the Investor Relations section of the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company,

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com